Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

MHA Petroleum Consultants consents to the references to our firm in the form and context in which they appear in the Amendment No. 1 to Form S-3 of Triangle Petroleum Corporation (the “Company”), dated April 29, 2011. We further consent to the use of information contained in our report, as of March 31, 2011, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Form S-3.

Yours very truly,

/s/ John P. Seidle

John P. Seidle

MHA Petroleum Consultants

Denver, Colorado

April 29, 2011